APPENDIX B

RiverNorth/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

ARTICLES SUPPLEMENTARY

CUMULATIVE PERPETUAL PREFERRED SHARES, 4.75% SERIES B PERPETUAL Preferred Shares

These Articles Supplementary, or “Articles Supplementary,” establish a Series of Perpetual Preferred Shares of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (the “Corporation”). These Articles Supplementary constitute an appendix to the “Articles Supplementary Establishing and Fixing the Rights and Preferences of Perpetual Preferred Shares” dated October 19, 2020 (the “PP Articles Supplementary”), and except as set forth below, these Articles Supplementary incorporate by reference the terms set forth with respect to all Series of such Perpetual Preferred Shares in the PP Articles Supplementary. These Articles Supplementary have been adopted by resolution of the Board of Directors of the Corporation. Capitalized terms used herein but not defined herein have the respective meanings set forth in the PP Articles Supplementary.

Section 1. Designation as to Series.

Perpetual Preferred Shares, 4.75% Series B Perpetual Preferred Shares: A series of 2,400,000 shares of Capital Stock classified as Perpetual Preferred Shares is hereby designated as the “Series B Perpetual Preferred Shares.” Each share of such Series shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Charter and the PP Articles Supplementary (except as the PP Articles Supplementary may be expressly modified by this Appendix), as are set forth in this Appendix B. The Series B Perpetual Preferred Shares shall constitute a separate series of Capital Stock and of the Perpetual Preferred Shares and each Series B Perpetual Preferred Share shall be identical. The following terms and conditions shall apply solely to the Series B Perpetual Preferred Shares:

Section 2. Number of Authorized Shares of Series.

The number of authorized shares is 2,400,000.

Section 3. Date of Original Issue with respect to Series.

The Date of Original Issue shall be the date upon which any such shares of Series B Perpetual Preferred Shares are initially issued from time to time by the Corporation.

Section 4. Fixed Dividend Rate Applicable to Series.

The Fixed Dividend Rate is 4.75%.

Section 5. Liquidation Preference Applicable to Series.

The Liquidation Preference is $25.00 per share.

Section 6. Dividend Payment Dates Applicable to Series.

The Dividend Payment Dates are February 15, May 15, August 15, and November 15 of each year (each a “Dividend Payment Date”), commencing on February 15, 2022, or, if any such day is not a Business Day, the next Business Day.

Section 7. Dividend Period

The Dividend Period is each period from and including a Dividend Payment Date (or the Date of Original Issue in the case of the first Dividend Period) to but excluding the following Dividend Payment Date.

Section 8. Non-Call Period Applicable to Series.

The Non-Call Period is the period beginning on the Date of Original of Issue and ending at the close of business on February 15, 2027.

Section 9. Exceptions to Certain Definitions Applicable to the Series.

The following definitions contained under the heading “Definitions” in the PP Articles Supplementary are hereby amended as follows:

Not applicable.

Section 10. Additional Definitions Applicable to the Series.

The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

Not applicable.

Section 11. Amendments to Terms of Perpetual Preferred Shares Applicable to the Series.

The following provisions contained under the heading “Terms of the Perpetual Preferred Shares” in the PP Articles Supplementary are hereby amended as follows:

Not applicable.

Section 12. Additional Terms and Provisions Applicable to the Series.

The following provisions shall be incorporated into and be deemed part of the PP Articles Supplementary:

Not applicable.

[Signatures page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman and President and attested to by its Secretary on this 17th day of November, 2021.

ATTEST:		RIVERNORTH/DOUBLELINE STRATEGIC OPPORTUNITY FUND, INC.

/s/ Marcus L. Collins		By:	/s/ Patrick W. Galley	(SEAL)
Name:	Marcus L. Collins	Name:	Patrick W. Galley
Title:	Secretary	Title:	Chairman and President

The undersigned duly authorized officer of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

/s/ Patrick W. Galley
Name:	Patrick W. Galley
Title:	Chairman and President

[Signature Page to the Articles Supplementary Establishing and Fixing the Rights and

Preferences of Series B Perpetual Preferred Shares]